Exhibit 99.2

Radisys Corporation

Companies Included in the Chief Executive Officer Salary Benchmarking Data

3D Systems Corp
Alpha and Omega Semiconductor
CommVault Systems Inc
Concur Technologies, Inc
Dealertrack Technologies Inc
Fusion-io Inc
Hackett Group Inc
Information Services Group Inc
Integrated Silicon Solutions
Mercury Systems Inc
Pegasystems Inc
Power Integrations Inc
Progress Software Corp
QLogic Corp
Shoretel Inc
Zygo Corp